May 22, 2018	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL RAISES QUARTERLY DIVIDEND,
ANNOUNCES INCREASE IN SECURITIES REPURCHASE AUTHORIZATION

ST. PETERSBURG, Fla. - The Raymond James Financial, Inc. (NYSE: RJF) Board of Directors today declared a quarterly cash dividend on shares of its common stock of $0.30 per share, up 20% from $0.25 per share in the previous quarter, payable July 16, 2018 to shareholders of record on July 2, 2018.

The board also increased its repurchase authorization with respect to the company’s common stock and outstanding senior notes to $250 million. Prior to today’s Board action, there was approximately $136 million remaining under the previous repurchase authorization of $150 million announced February 4, 2016. The repurchases may be made from time to time at the discretion of the Board’s Securities Repurchase Committee at prices that the company deems appropriate and subject to market conditions, applicable law and other factors. Such repurchases may be made in the open market, in privately negotiated transactions, or otherwise. The Board’s authorization does not have a fixed expiration date. The repurchase authorization does not obligate the company to repurchase any dollar amount or number of securities and may be suspended or discontinued at any time.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,600 financial advisors in 3,000 locations throughout the United States, Canada and overseas. Total client assets are $730 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.

Forward Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and changes in tax rules and regulatory developments, or general economic conditions. In addition, future or conditional verbs such as “may,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.